Exhibit 23.1
The consolidated financial statements give effect to a one-for-three reverse split of the common stock of Clearwire Corporation and subsidiaries which will take place prior to the effective date of the registration statement of which this prospectus is a part. The following consent is in the form which will be furnished by Deloitte & Touche LLP, an independent registered public accounting firm, upon completion of the one-for-three reverse split of the common stock of Clearwire Corporation and subsidiaries described in the first paragraph of Note 18 to the consolidated financial statements and assuming that from February 19, 2007 to the date of such completion no other material events have occurred that would affect the accompanying consolidated financial statements or disclosure therein.
/s/ Deloitte & Touche LLP

Seattle, Washington
February 19, 2007
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Amendment No. 4 to Registration Statement No. 333-139468 on Form S-1 of our report dated February 19, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment) relating to the consolidated financial statements of Clearwire Corporation and subsidiaries appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

Seattle, Washington
March ___, 2007